ARTICLES OF AMENDMENT AND RESTATEMENT
                              TO THE
                    ARTICLES OF INCORPORATION
                                OF
                DATAGUARD RECOVERY SERVICES, INC.

                           Certificate


     I hereby certify that:

     I. I am the duly elected and acting President of Dataguard Recovery Services, Inc. (the "Corporation"). As noted in IV(A) below, when these Amended and Restated Articles of Incorporation (the "Restated Articles") take effect, the Corporation's name will be changed to Strategia Corporation.

     II. These Restated Articles contain amendments to the Corporation's Articles of Incorporation requiring shareholder approval.

     III. These Restated Articles shall take effect at 12:01 a.m.
on July 29, 1996 (the "Effective Time").

     IV. As contemplated by KRS 271B.10-070(4)(b), the information required by KRS 271B.10-060 is as follows:

          (A)  The name of the Corporation is currently Dataguard
Recovery Services, Inc.  At the Effective Time, the name of the
Corporation will become Strategia Corporation.

          (B)  The Restated Articles:

               (1)  Amend Articles 1 and 2; and

               (2) Effect a 1-for-2 reverse stock split ("Reverse Stock Split") in which (i) each of the Corporation's shares of common stock ("Common Stock") issued and outstanding immediately before the Effective Time ("Pre-Split Common Shares") will be automatically changed into one-half share of Common Stock as of the Effective Time ("Post-Split Common Shares"); and (ii) cash will be paid in lieu of any fractional Post-Split Common Share in an amount equal to such fraction multiplied by two times the average of the bid and asked prices of the Pre-Split Common Shares reported by the National Quotation Bureau, Inc. at the close of business on the five trading days immediately preceding the Effective Time.

The texts of Articles 1 and 2, as hereby amended and restated, are set forth in Annex A to these Restated Articles.

          (C) The Reverse Stock Split shall be implemented as follows: (i) each Pre-Split Common Share issued and outstanding immediately before the Effective Time will be automatically changed into one-half Post-Split Common Share as of the Effective Time; and
(ii) cash will be paid in lieu of any fractional Post-Split Common Share in an amount equal to such fraction multiplied by two times the average of the bid and asked prices of the Pre-Split Common Shares reported by the National Quotation Bureau, Inc. at the close of business on the five trading days immediately preceding the Effective Time.

          (D) The amendments were adopted by holders of the Common Stock at the Corporation's 1996 Annual Meeting of Shareholders (the "1996 Annual Meeting") which occurred on July 12, 1996. There were 5,045,770 shares of Common Stock issued, outstanding and entitled to vote at the 1996 Annual Meeting, of which 3,265,968 shares were indisputably represented at the 1996 Annual Meeting.

               (1) The amendment to Article 1, which changes the name of the Corporation, was approved by a vote of 3,223,968 shares of Common Stock cast in favor of, and 1,000 shares of Common Stock cast against, the amendment.

               (2) The amendment to Article 2, which increases the number of shares of Common Stock the Corporation is authorized to issue, was approved by a vote of 3,246,968 shares of Common Stock cast in favor of, and 17,500 shares of Common Stock cast against, the amendment.

               (3) The Reverse Stock Split was approved by a vote of 3,261,668 shares of Common Stock cast in favor of, and 2,800 shares of Common Stock cast against, the Reverse Stock Split.

     IN WITNESS WHEREOF, I have signed this certificate on July 16,
1996.



                                   ________________________________
                                   Richard W. Smith, President

                             Annex A

                       AMENDED AND RESTATED
                    ARTICLES OF INCORPORATION
                                OF
                      STRATEGIA CORPORATION



     1. Name and Principal Office. The Corporation's name shall be Strategia Corporation. The mailing address of the Corporation's principal office shall be P.O. Box 37144, Louisville, Kentucky
40232-7144.

     2. Authorized Capital Stock. The aggregate number of shares the Corporation shall have authority to issue shall be seventeen million (17,000,000) shares divided into (a) one million eight hundred thousand (1,800,000) shares of preferred stock ("Preferred Stock") with such preferences, limitations and relative rights as may be determined by the Board of Directors pursuant to
Article 3(a) and which may be divided into and issued in series;
(b) one hundred thousand (100,000) shares of Preferred Stock, Series A ("Series A Preferred"), (c) one hundred thousand
(100,000) shares of Preferred Stock, Series AA ("Series AA Preferred") and (d) fifteen million (15,000,000) shares of common stock ("Common Stock").

     3. Relative Rights and Preferences. A description of the preferences, limitations, and relative rights of the shares of Preferred Stock and the shares of Common Stock is as follows:

          (a) Preferred Stock. The Board of Directors of the Corporation is expressly vested with authority to determine, in whole or part, the preferences, limitations, and relative rights of the shares of Preferred Stock, or shares of any series of Preferred Stock, before the issuance of any shares of such class or series. All shares of a series of Preferred Stock shall have preferences, limitations, and relative rights identical with those of other shares of the same series, and, except to the extent provided in the description of the series, with those of other series of Preferred Stock. The preferences, limitations, and relative rights of the shares of Preferred Stock or any series of Preferred Stock may include, without limitation:

               (1) Special, conditional, or limited voting rights, or no right to vote, except to the extent prohibited by Chapter 271B of the Kentucky Revised Statutes, or any successor codification;

               (2) Shares of Preferred Stock that are redeemable or convertible (i) at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event; (ii) for cash, indebtedness, securities, or other property; or (iii) in a designated amount or in an amount deter-mined in accordance with a designated formula or by reference to extrinsic data or events;

               (3) Provisions entitling the holders to distribu-tions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

               (4) Preferences over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the Corporation.

          (b)  Series A Preferred.

               (1) Dividends. The Series A Preferred shall pro-vide a cumulative preferred annual dividend of 11.5% (the "Divi-dend"), payable on a quarterly basis and before any contemporaneous payment of dividends of the Common Stock. If the shares of Series A Preferred are converted before the record date for any quarterly payment, all accrued interest shall belong to the Corporation.

               (2) Conversion. Each share of Series A Preferred is convertible into eight (8) shares of Common Stock (the "Conversion Stock"), an effective conversion price of $1.25 per share of Common Stock, for a period of five (5) years following the date of issuance of the Series A Preferred. The number of shares of Conversion Stock into which each share of Series A Preferred shall be converted shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock out-standing arising from any division or consolidation of shares, stock dividend, reverse stock split, or other similar increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Corporation. If the Cor-poration shall at any time merge with or into another corporation or association, holders of Series A Preferred (the "Holders") will thereafter receive, upon the conversion of each share thereof, the securities or property to which a Holder of the number of shares of Conversion Stock then deliverable upon the conversion of the Series A Preferred would have been entitled upon such merger, and the Corporation shall take such steps in connection with such merger as may be necessary to assure that the provisions of this subparagraph (2) of Article (b) shall thereafter be applicable, as nearly as is reasonably possible, in relation to any securities or property thereafter deliverable upon the conversion of the Series
A Preferred. A share exchange or sale of all or substantially all the assets of the Corporation for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a merger for the purposes of this subparagraph.

               (3) Redemption. The Corporation may redeem any or all of the shares of Series A Preferred at any time, provided that the shares of Series A Preferred shall not be redeemed by the Corporation before January 1, 1997, unless the average of the bid and asked price of the Common Stock exceeds 150% of the then-effective conversion price for the Series A Preferred for twenty (20) of thirty (30) consecutive trading days. The redemption price per share in effect during each calendar year shall be as follows:

          Calendar Year              Redemption Price

             1991 and 1992                          $11.15
             1993                                    11.035
             1994                                    10.92
             1995                                    10.805
             1996                                    10.69
             1997                                    10.575
             1998                                    10.46
             1999                                    10.345
             2000                                    10.23
             2001                                    10.115
             2002 on                                 10.00

                        (4) Registration Rights. Holders shall have the right, one time, upon the demand of Holders of at least 25% of the Series A Preferred, to cause the Corporation to register ("Demand Registration") the Series A Preferred and the Conversion Stock (collectively, the "Registrable Securities") under the Securities
Act of 1933, as amended (the "Act"). In addition, for a period of five (5) years following the date of issuance of the Series A
Preferred, if the Corporation registers any of its securities under the Act (other than pursuant to a registration solely covering shares issued pursuant to a benefit plan, for acquisitions by the Corporation or for similar corporate purposes), and the registration form to be used may be used for registration of the Registrable Securities, the Corporation shall, upon the request of the Holders, register the Registrable Securities (the "Piggyback Registration"). The Corporation shall give written notice to the Holders of its intention to affect the Piggyback Registration and shall include in such Piggyback Registration all of the Registrable Securities with respect to which the Corporation has received a written request for inclusion therein within fifteen (15) days after delivery of the Corporation's notice, provided, however, that if the inclusion of such Registrable Securities would, in the opinion of the underwriters, adversely affect the ability of the underwriters of a public offering of the Corporation's securities to market all of the securities to be registered, then the Corporation shall not be required to make the Piggyback
Registration. The Corporation shall pay the expenses of the Demand and Piggyback Registrations, except for fees of legal counsel and other advisors engaged by the Holders and the Holders' prorated share of any underwriters' discount or commissions. In any Demand or Piggyback Registration, the participating Holders shall cooperate in furnishing any required information to the Corporation and shall indemnify the Corporation against all claims, damages, losses, expenses, etc., arising out of any material untrue statement or omissions made on the basis of information furnished by the Holders.

              (5) Liquidation Rights. Upon the liquidation, dissolution or winding up of the affairs of the Corporation, the Holders are entitled to receive from the assets of the Corporation $12.50 per share of Series A Preferred, plus any accrued but unpaid Dividends. Holders of Series A Preferred shall have a right to payment of this amount before any payment to Common Stock shareholders and such amount shall be paid to all Holders prior to the distribution of any assets to the holders of Common Stock or of any other securities junior to the Series A Preferred. If, upon liquidation, dissolution or winding up, the assets distributable to the Holders are insufficient to permit payment in full of the preferential amounts, then those assets are to be distributed, pro rata, first among the holders of Series A Preferred until they receive full payment of the preferential amounts, and then among the other shareholders of the Corporation. After payment of the preferential amounts to the Holders, or after sufficient assets to effect such payments have been deposited by the Corporation in an appropriate bank or trust company, the remaining assets may be paid to the Common Stock shareholders or to holders of junior securities.
              (6) Voting Rights. Holders of Series A Preferred shall have no voting rights except upon the occurrence of an Event of Default, as defined in subparagraph 8 of this Article 3(b).
Upon the occurrence of an Event of Default, the Holders shall, voting as a separate voting group, have the right to elect one director to the Corporation's Board of Directors at a special meeting of all shareholders called upon notice signed by Holders of at least 10% of the Series A Preferred. Holders of Series A Preferred shall have no other voting rights and the voting rights of the Series A Preferred shall expire upon the Corporation's cure of any such default.

              (7) Restrictions on Future Issuances. The Corpo-ration shall not issue shares with a preference superior to the Series A Preferred as to dividend rights, conversion rights, redemption rights, or liquidation rights without the prior approval by the Holders of two-thirds (2/3) of the Series A Preferred.

              (8) Events of Default. An Event of Default, for which Holders may elect a director to the Corporation's Board of Directors pursuant to subparagraph (6) of this Article 3(b), shall be deemed to have occurred if:

                   (a)  the accrued but unpaid Dividends on the
Series A Preferred total an amount equal to or exceeding $1.15 multiplied by the number of shares of Series A Preferred then outstanding;

                   (b) the Corporation or any subsidiary of the Corporation ("Subsidiary") makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; any order for relief with respect to the Corporation or any Subsidiary is entered under the Bankruptcy Act; the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator of the Corporation or any Subsidiary, or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation of any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; any such petition or application is filed, or any such proceedings are commenced against the Corporation or any Subsidiary and the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty days; any involuntary case is commenced under the Bankruptcy Code with respect to the Corporation or any Subsidiary and is not dismissed within sixty days; any order, judgment or decree is entered in any proceedings against the Corporation or any Subsidiary decreeing the dissolution of the Corporation or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than sixty days; any order, judgment or decree is entered in any proceedings against the Corporation or any Subsidiary decreeing a split-up of the Corporation or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than sixty days; or
(c) the Corporation or any Subsidiary defaults in any payment of principal of or interest on any obligation exceeding $100,000 for money borrowed or received (or any obligation under conditional sale or other title retention agree-ment or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money mortgage or any obligation under notes payable or draft accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or defaults in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity.

         (c)  Series AA Preferred.

              (1) Dividends. The Series AA Preferred shall pro-vide a cumulative preferred annual dividend of 8% (the "Dividend"), payable on a quarterly basis and before any contemporaneous payment of dividends of the Common Stock. If the shares of Series AA Preferred are converted before the record date for any quarterly payment, all accrued interest shall belong to the Corporation.

              (2) Conversion. Each share of Series AA Preferred is convertible into eight (8) shares of Common Stock (the "Con-version Stock"), an effective conversion price of $1.25 per share of Common Stock, for a period of five (5) years following the date of issuance of the Series AA Preferred. The number of shares of Conversion Stock into which each share of Series AA Preferred shall be converted shall be proportionately adjusted for any increase or decrease in the number of shares of Common Stock outstanding arising from any division or consolidation of shares, stock dividend, reverse stock split, or other similar increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Corporation. If the Cor-poration shall at any time merge with or into another corporation or association, holders of Series AA Preferred (the "Holders") will thereafter receive, upon the conversion of each share thereof, the securities or property to which a Holder of the number of shares of Conversion Stock then deliverable upon the conversion of the Series AA Preferred would have been entitled upon such merger, and the Corporation shall take such steps in connection with such merger as may be necessary to assure that the provisions of this subparagraph (2) of Article 3(c) shall thereafter be applicable, as nearly as is reasonably possible, in relation to any securities or property thereafter deliverable upon the conversion of the Series AA Preferred. A share exchange or sale of all or substantially all the assets of the Corporation for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a merger for the purposes of this subparagraph.

              (3) Redemption. The Corporation may redeem any or all of the shares of Series AA Preferred at any time, provided that the shares of Series AA Preferred shall not be redeemed by the Corporation before January 1, 1997, unless the average of the bid and asked price of the Common Stock exceeds 150% of the then-effective conversion price for the Series AA Preferred for twenty (20) of thirty (30) consecutive trading days. The redemption price per share in effect during each calendar year shall be as follows:

          Calendar Year              Redemption Price

             1996                                    10.69
             1997                                    10.575
             1998                                    10.46
             1999                                    10.345
             2000                                    10.23
             2001                                    10.115
             2002 on                                 10.00

                        (4) Registration Rights. Holders shall have the right, one time, upon the demand of Holders of at least 25% of the Series AA Preferred, to cause the Corporation to register ("Demand Registration") the Series AA Preferred and the Conversion Stock (collectively, the "Registrable Securities") under the Securities
Act of 1933, as amended (the "Act"). In addition, for a period of five (5) years following the date of issuance of the Series AA
Preferred, if the Corporation registers any of its securities under the Act (other than pursuant to a registration solely covering shares issued pursuant to a benefit plan, for acquisitions by the Corporation or for similar corporate purposes), and the registration form to be used may be used for registration of the Registrable Securities, the Corporation shall, upon the request of the Holders, register the Registrable Securities (the "Piggyback Registration"). The Corporation shall give written notice to the Holders of its intention to affect the Piggyback Registration and shall include in such Piggyback Registration all of the Registrable Securities with respect to which the Corporation has received a written request for inclusion therein within fifteen (15) days after delivery of the Corporation's notice, provided, however, that if the inclusion of such Registrable Securities would, in the opinion of the underwriters, adversely affect the ability of the underwriters of a public offering of the Corporation's securities to market all of the securities to be registered, then the Corporation shall not be required to make the Piggyback
Registration. The Corporation shall pay the expenses of the Demand and Piggyback Registrations, except for fees of legal counsel and other advisors engaged by the Holders and the Holders' prorated share of any underwriters' discount or commissions. In any Demand or Piggyback Registration, the participating Holders shall cooperate in furnishing any required information to the Corporation and shall indemnify the Corporation against all claims, damages, losses, expenses, etc., arising out of any material untrue statement or omissions made on the basis of information furnished by the Holders.

              (5) Liquidation Rights. Upon the liquidation, dissolution or winding up of the affairs of the Corporation, the Holders are entitled to receive from the assets of the Corporation $12.50 per share of Series AA Preferred, plus any accrued but unpaid Dividends. Holders of Series AA Preferred shall have a right to payment of this amount before any payment to Common Stock shareholders and such amount shall be paid to all Holders prior to the distribution of any assets to the holders of Common Stock or of any other securities junior to the Series AA Preferred. If, upon liquidation, dissolution or winding up, the assets distributable to the Holders are insufficient to permit payment in full of the preferential amounts, then those assets are to be distributed, pro rata, first among the holders of Series AA Preferred until they receive full payment of the preferential amounts, and then among the other shareholders of the Corporation. After payment of the preferential amounts to the Holders, or after sufficient assets to effect such payments have been deposited by the Corporation in an appropriate bank or trust company, the remaining assets may be paid to the Common Stock shareholders or to holders of junior securities.

              (6) Voting Rights. Holders of Series AA Preferred shall have no voting rights except upon the occurrence of an Event of Default, as defined in subparagraph 8 of this Article 3(c).
Upon the occurrence of an Event of Default, the Holders shall, voting as a separate voting group, have the right to elect one director to the Corporation's Board of Directors at a special meeting of all shareholders called upon notice signed by Holders of at least 10% of the Series AA Preferred. Holders of Series AA Preferred shall have no other voting rights and the voting rights of the Series AA Preferred shall expire upon the Corporation's cure of any such default.

              (7) Restrictions on Future Issuances. The Corpo-ration shall not issue shares with a preference superior to the Series AA Preferred as to dividend rights, conversion rights, redemption rights, or liquidation rights without the prior approval by the Holders of two-thirds (2/3) of the Series AA Preferred.

              (8) Events of Default. An Event of Default, for which Holders may elect a director to the Corporation's Board of Directors pursuant to subparagraph (6) of this Article 3(c), shall be deemed to have occurred if:

                   (a)  the accrued but unpaid Dividends on the
Series AA Preferred total an amount equal to or exceeding $1.15 multiplied by the number of shares of Series AA Preferred then outstanding;

                   (b) the Corporation or any subsidiary of the Corporation ("Subsidiary") makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; any order for relief with respect to the Corporation or any Subsidiary is entered under the Bankruptcy Act; the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator of the Corporation or any Subsidiary, or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation of any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; any such petition or application is filed, or any such proceedings are commenced against the Corporation or any Subsidiary and the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty days; any involuntary case is commenced under the Bankruptcy Code with respect to the Corporation or any Subsidiary and is not dismissed within sixty days; any order, judgment or decree is entered in any proceedings against the Corporation or any Subsidiary decreeing the dissolution of the Corporation or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than sixty days; any order, judgment or decree is entered in any proceedings against the Corporation or any Subsidiary decreeing a split-up of the Corporation or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than sixty days; or

                   (c) the Corporation or any Subsidiary defaults in any payment of principal of or interest on any obligation exceeding $100,000 for money borrowed or received (or any obligation under conditional sale or other title retention agree-ment or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money mortgage or any obligation under notes payable or draft accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or defaults in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity.

         (d)  Common Stock.  Each outstanding share of Common
Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders and receive the net assets of the Corporation upon dissolution. The Common Stock shall be subject to the provisions of Articles 2 and 3 and the provisions of any resolution or resolutions validly adopted by the Board of Directors in exercise of the authority expressly vested in the Board of Directors by Article 3(a).

    4. Directors. The number of directors of the Corporation shall be not less than 4 nor more than 9, the exact number to be fixed from time to time within that range by the shareholders or the Board of Directors. Only the shareholders may change the range for the size of the Board of Directors. In a interval between meetings of the shareholders held for the election of directors, the Board of Directors, by the affirmative vote of a majority of the directors then in office, whether or not a quorum of the Board of Directors, may fill any vacancy in the Board of Directors, whether resulting from an increase in the authorized number of directors or otherwise. Any directorship filled by the Board of Directors shall expire at the next shareholders meeting at which directors are elected.

    5. Business Combination. The Corporation shall not be governed by the provisions of Section 271B.12-210 of the Kentucky
Revised Statutes.

    6. No Preemptive Rights. No shareholder shall have any preemptive right to acquire unissued or treasury shares or secu-rities convertible into such shares or carrying a right to sub-scribe to or acquire shares.

    7. Limitation on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interest of the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;
(iii) under KRS 271B.8-330; (iv) for any transaction from which the director derived an improper personal benefit. If the Kentucky Business Corporation Act is amended after approval of this Article by the shareholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the full extent permitted by the Kentucky Business Corporation Act, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any limitation on the liability of a director of the Corporation from matters arising before the time of such repeal or modification.


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